Exhibit 99

ALLIANT TECHSYSTEMS INC.
DIRECTORS AND EXECUTIVE OFFICERS
February 13, 2001

Name (Age)	Position
Paul David Miller (59)	Director, Chairman of the Board and Chief Executive Officer
Frances J. Cook (55)	Director
Gilbert F. Decker (63)	Director
Thomas L. Gossage (66)	Director
Jonathan G. Guss (41)	Director
David E. Jeremiah (66)	Director
Gaynor N. Kelley (69)	Director
Joseph F. Mazzella (48)	Director
Scott S. Meyers (47)	Director and President
Robert W. RisCassi (65)	Director
Michael T. Smith (57)	Director
Karen Bills (42)	Vice President—Information Technology and Chief Information Officer
Robert E. Gustafson (52)	Vice President—Compensation, Benefits and Talent Management
Richard N. Jowett (55)	Vice President and Treasurer
William R. Martin (59)	Vice President—Washington, D.C. Operations
Mark L. Mele (44)	Vice President—Investor Relations and Strategic Planning
Paula J. Patineau (47)	Senior Financial Officer and Vice President—Human Resources
Eric S. Rangen (44)	Vice President and Chief Financial Officer
Paul A. Ross (63)	Senior Group Vice President—Aerospace
Robert D. Shadley (63)	Group Vice President—Defense Systems
Nicholas G. Vlahakis (52)	Group Vice President—Conventional Munitions
Daryl L. Zimmer (57)	Vice President, General Counsel and Secretary